Cross Border Resources Budgets $7.4 Million for Second Half Drilling

SAN ANTONIO, June 22, 2011 /PRNewswire/ -- Cross Border Resources, Inc. (OTCQX: XBOR) ("Cross Border" or "the Company"), today provided an update on its proposed capital expenditure and drilling plans for the second half of 2011.

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"We expect our working interest partners to accelerate their Permian Basin drilling inventory in the second half, giving the Company a $7.4 million CAPEX budget for the second half of the year," said Chairman and CEO E. Will Gray II. "Currently, we expect to spud 21 wells in the second half of 2011, compared to the four wells we participated in during the first half of 2011. This will provide the Company with approximately 25 gross wells, or 3.7 net wells, for the year with expectations of exiting 2011 with an approximate daily production rate of 500 BOE."

The largest share of second-half drilling, six wells, will target the unconventional Bone Spring play in southeastern New Mexico. Other oil-focused targets, also located in southeastern New Mexico, will be the Abo with five wells and two each for the Delaware and Yeso, and one to San Andres. In West Texas, five wells are scheduled for the Wolfberry. Working interest in the wells varies from 100 percent to 3 percent.

Mr. Gray is scheduled to present at 10:30 a.m. Eastern time, today, as part of the RedChip Small-Cap Equities Virtual Conference, which will include a question-and-answer session. The presentation will be available at http://www.RedChip.com. Visuals from the presentation will be available later today on Cross Border's website at www.xbres.com/investor-relations.html.

About Cross Border Resources, Inc.

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross mineral and lease acres in New Mexico (approximately 31,000 net Permian Basin acres and 270,000 net acres in southwestern New Mexico) targeting various emerging plays, including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, San Andres, as well as Wolfberry acreage located in West Texas. Visit www.xbres.com to learn more about the Company.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information risks for the Company can be found in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:
Investor Relations Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447
+1-800-733-2447, Ext. 107
jon@redchip.com
http://www.redchip.com

Company Contacts:
Everett Willard "Will" Gray II
willg@xbres.com
or
P. Mark Stark
marks@xbres.com